EXHIBIT NO. 99.1

FOR IMMEDIATE RELEASE --
THURSDAY, FEBRUARY 6, 2003

                       PRIME GROUP REALTY TRUST TERMINATES
                           DISCUSSIONS WITH NORTHLAND


Chicago, IL. February 6, 2003 - Prime Group Realty Trust (NYSE: PGE) (the "Company") announced today that the Board of Trustees of the Company, after evaluating the proposal with its financial advisors, determined yesterday that it was not interested in pursuing the previously announced recapitalization proposal presented to the Company by Northland Capital Partners, L.P., Northland Capital Investors, LLC, NCP, LLC and Northland Investment Corporation (collectively, "Northland"). The Board instead decided that it would continue to pursue the Company's other strategic alternatives at this time, including but not limited to, a sale, merger or other business combination involving the entire Company. The senior management of the Company then informed Northland of the Board's determination after which Northland sent a letter to the Company stating that it was terminating all discussions and negotiations relating to a possible negotiated transaction. "The Board believes that it is in the Company's best interest at this time to continue to pursue other strategic alternatives in order to maximize value to our shareholders," stated Stephen J. Nardi, Chairman of the Board.


About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 15 office properties, including the recently completed Dearborn Center development in downtown Chicago, containing an aggregate of 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of 3.9 million net rentable square feet. In addition, the Company owns 202.1 acres of developable land and joint venture interests in two office properties containing an aggregate of 1.3 million net rentable square feet.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Stephen J. Nardi                  Louis G. Conforti
Chairman of the Board             Office of the President
312/917-1300                      Chief Financial Officer
                                  312/917-1300